Exhibit 4.1

Agreement between:


                                Robert N. O'Brien
                                       And
                            New World Batteries, Inc

September 20, 2004

I, Robert Neville O'Brien hereby agree that New World Batteries, Inc and successor companies will have the exclusive use of US patents pending in the research areas related to magnetic stirring of electrolytes in any kind of electrochemical cell and any international patents that are granted based on the US patent(s) for the entire life of the patent(s). This agreement includes research in progress utilizing the above method for which patents may be filed in the future.

 Except:

In the event that New World Batteries, Inc or its successor companies becomes insolvent, is wound down, or is unable to carry on business for whatever reason, all rights to the patents revert to my heirs or myself.

In the event that an acceptable takeover offer for NWB is received and approved by the board, Dr. Robert O'Brien agrees to dissolve this agreement and transfer the ownership of all patents in their entirety as provided for in the takeover offer.


/s/ Robert N. O`Brien
---------------------
Robert N. O`Brien





For New World Batteries, Inc


/s/ Patrick O'Brien
------------------------
Patrick O'Brien, CEO